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                                                     EXHIBIT 21


                           LEXINGTON HEALTHCARE GROUP, INC.
                               SCHEDULE OF SUBSIDIARIES



PARENT (Registrant)
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Lexington Healthcare Group, Inc.


Wholly-owned subsidiaries
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Balz Medical Services, Inc.
LEV Rehab Services, Inc.
Lexington Highgreen Holding, Inc
Professional Relief Nurses, Inc.